AGREEMENT

          WHEREAS, Precision Standard, Inc. (the "Company") and Matthew L. Gold (the "Employee") entered into an Executive Employment Agreement ("the Agreement") as of June 1, 1993, as amended March 11, 1994; and

          WHEREAS, the Employee has agreed to sell approximately one-half of the common stock of the Company he currently owns to Tennenbaum & Co., LLC and certain other investors (the "Sale"); and

          WHEREAS, the Employee and the Company have come to certain understandings as a result of the contemplated consummation of the Sale.

          NOW, THEREFORE, the Company and the Employee agree as follows:

          1. If the Sale is consummated, the Company agrees that the Employee is entitled to the payments described in Section VIII E(5)(a) of the Agreement, (payable ratably, monthly over the three years beginning as of the first day of the month coincident with or next following the Termination Date (as defined below) and the medical benefits described in
Section VIII F of the Agreement.

          2. The Employee agrees that, to the extent the aggregate present value of the amounts he is to receive pursuant to Paragraph 1 would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), the payments (other than the medical benefits in Section VIII F) will be reduced by the minimum possible amount so that the aggregate present value of the payments is $1 less than three times his "base amount" (within the meaning of Code section 280G(b)(2)(A)). The determination of the amount to be reduced shall be made by the Company's outside auditors, subject to review by the Employee. The aggregate amount payable under this paragraph shall be further reduced before payments begin by any amounts by which the Employee is indebted to the Company as of the day immediately preceding the Termination Date.

          3. The Employee agrees that, upon the consummation of the Sale, Section VII of the Agreement will remain in full force and effect for the three-year period during which the Employee will receive payments pursuant to Paragraph 1 above, provided, however, that the Employee's obligation under such Section shall terminate if the Company fails to make any payment required under Paragraph 1 or to provide the medical coverage required by such paragraph and such failure continues for a period of five business days following the Company's receipt of written notice thereof.

          4. The Company and the Employee hereby waive any notice from the other that otherwise would be required under the Agreement.

          5. The Employee shall continue to act as the Chief Executive Officer of the Company (but not as President or Chairman of the Board of Directors) until the earlier of the date (a) which is six months from the date on which the Sale is consummated and (b) on which a new Chief Executive Officer is appointed to replace the Employee (the "Termination Date"). The Employee shall continue to be paid his Annual Base Salary (as defined in the Agreement and as in effect on September 1, 1999) from the date hereof to the Termination Date, on the same basis as it has been paid prior to the date hereof. During this period, the Employee shall be entitled to participate in all employee benefit plans maintained by the Company, to the same extent as he was on September 1, 1999.

          6. Other than as expressly provided above, the Company and the Employee agree that the Agreement shall terminate in all respects upon the consummation of the Sale, and that the Employee's receipt of the payment and other benefits pursuant to Paragraph 1 above shall discharge the Company's obligation to make any future payments to the Employee under the Agreement, including without limitation any salary, bonus, severance or other compensatory payments under Section V or VIII of the Agreement.

          7. The Company and the Employee agree that, if the Sale is not consummated, the Agreement will continue in full force and effect without regard to this agreement.

Agreed to this 7th day of September, 1999.



                                   PRECISION STANDARD, INC.


                                   By:/s/Darryl E. Mazow


                                   /s/Matthew L. Gold
                                   Matthew L. Gold